ImmuCell Corporation

EXHIBIT 10.1

Supply Agreement between the Company and Plas-Pak Industries, Inc.

dated as of October 14, 2015.

This Agreement between ImmuCell Corporation of 56 Evergreen Drive in Portland, Maine ("ImmuCell") and Plas-Pak Industries, Inc. of 10 Connecticut Avenue in Norwich, Connecticut ("Plas-Pak") is made this 13th day of October, 2015.

Whereas, ImmuCell and Plas-Pak have entered into a similar agreement dated January 4, 2010.

Whereas, ImmuCell and Plas-Pak wish to enter into this new agreement to effectively extend the term of the 2010 agreement by an additional five years.

Whereas, ImmuCell is developing mastitis treatment products (principally “Mast Out”) to be delivered in an intramammary syringe and

Whereas, Plas-Pak has expertise in making such syringes and

Whereas, both parties wish to cooperate to commercialize this product opportunity.

Agreements of ImmuCell:

1)	ImmuCell will purchase all of its requirements for syringes from Plas- Pak, provided Plas-Pak maintains product quality consistent with current production (See Appendix A) and product pricing consistent with current pricing, subject to normal market adjustment such as the price of oil that can affect resin costs with reference made to the Consumer Price Index for all Urban Consumers (CPI-U) when relevant (See Appendix B) and is able to deliver syringes timely in accordance with ImmuCell’s orders. Final pricing is to be determined by mutual agreement between the parties through good faith negotiations.

2)	If ImmuCell commercializes any new products requiring a syringe package/delivery system, and if Plas-Pak can provide the needed quantities of that syringe timely and at mutually agreed upon pricing, then ImmuCell agrees to purchase those syringes exclusively from Plas-Pak.

3)	ImmuCell hereby grants to Plas-Pak a worldwide, non-exclusive and royalty-free license for the duration of this agreement to any intellectual property that ImmuCell obtains with regard to the syringes, for use by Plas-Pak to produce syringes for other customers, provided that these customers do not use the syringe to deliver Nisin. To the extent that this license covers a patent(s), the term of the license shall cover the life of the patent(s).

Agreements of Plas-Pak:

1)	Plas-Pak will sell syringes to ImmuCell based on current design and materials of construction (See Appendix A) at prices consistent to current pricing subject to normal market adjustments such as the price of oil that can affect resin costs and with reference made to the Consumer Price Index for all Urban Consumers (CPI-U) when relevant (See Appendix B). Final pricing is to be determined by mutual agreement between the parties through good faith negotiations.

2)	Plas-Pak will not sell or supply this syringe, or a substantially similar syringe, to any other party that intends to deliver Nisin in a product that is competitive to ImmuCell's product.

3)	ImmuCell retains the right to purchase syringes elsewhere should Plas-Pak not be able to supply ImmuCell's needs, using the design and materials of construction that has been mutually agreed upon (See Appendix A) and as adjusted from time to time by agreement between the parties.

ImmuCell Corporation

Appendix A

Syringe design and Bill of Materials (which was attached to the January 4, 2010 agreement).

Appendix B

Memo from Michael Basil regarding pricing dated 2007 (which was attached to the January 4, 2010 agreement) and the revised Appendix B attached hereto.

The Term of this agreement is approximately five years, expiring on January 1, 2021, and may be renewed by mutual written agreement.

The obligations of both parties where applicable in this agreement shall be binding upon any assignee, transferee or successor.

By signature below, both parties agree that the above Agreement is acceptable and legally enforceable.

Plas-Pak Industries, Inc.

By:

/s/ Charles M. Frey

Charles M. Frey, CEO

Date: October 14, 2015

ImmuCell Corporation

By:

/s/ Michael F. Brigham

Michael F. Brigham, President & CEO

Date: October 13, 2015